Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-274870 on Form S-1 of our report dated July 14, 2023 (August 9, 2023 as to earnings per share information and Notes 1, 7 and 10 and October 23, 2023, as to the effects of the stock split described in Notes 1 and 14), relating to the financial statements of SCCI National Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 2, 2023